                                                                      EXHIBIT 99



                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of DEKALB Genetics Corporation:

We have audited the accompanying consolidated balance sheets of DEKALB Genetics Corporation (a Delaware corporation) and subsidiaries as of August 31, 1998 and 1997, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the three years in the period ended August 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DEKALB Genetics Corporation and subsidiaries as of August 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended August 31, 1998 in conformity with generally accepted accounting principles.


                                                          /S/ARTHUR ANDERSEN LLP
                                                             ARTHUR ANDERSEN LLP


Chicago, Illinois
October 2, 1998

                           DEKALB GENETICS CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
for the years ended August 31 -
in millions except per share amounts            1998       1997          1996
--------------------------------------------------------------------------------
Revenues                                       $502.2     $451.4        $387.5
Cost of revenues                                275.2      230.5         202.1
--------------------------------------------------------------------------------
     Gross Margin                               227.0      220.9        $185.4

Selling expense                                  96.3       83.1          73.9
Research and development expense                 77.1       57.3          47.6
General and administrative expense               29.3       33.2          31.1
--------------------------------------------------------------------------------

     Operating Earnings                          24.3       47.3          32.8
--------------------------------------------------------------------------------

Interest expense, net                            (9.5)      (4.9)         (6.1)
Other income, net                                 0.4        4.0           1.4
--------------------------------------------------------------------------------

Earnings before income taxes                     15.2       46.4          28.1
Income tax provision                              4.9       17.6          11.1
--------------------------------------------------------------------------------

NET EARNINGS                                   $ 10.3     $ 28.8        $ 17.0
================================================================================

BASIC EARNINGS PER SHARE                       $  0.30    $  0.84       $  0.52
================================================================================

DILUTED EARNINGS PER SHARE                     $  0.28    $  0.81       $  0.51
================================================================================

DIVIDENDS PER SHARE                            $  0.14    $  0.14       $  0.137
================================================================================

The accompanying notes are an integral part of the financial statements.

                                DEKALB GENETICS CORPORATION
                                CONSOLIDATED BALANCE SHEETS
------------------------------------------------------------------------------------------------
                       at August 31 - in millions                             1998         1997
------------------------------------------------------------------------------------------------
ASSETS                 Current assets:
                          Cash and cash equivalents                          $   --      $   5.2
                          Receivables, net                                      69.5        67.5
                          Inventories                                          184.5       139.1
                          Deferred income taxes                                 14.6         6.9
                          Other current assets                                  28.7         7.8
                       -------------------------------------------------------------------------

                            Total current assets                             $ 297.3    $  226.5
                       -------------------------------------------------------------------------

                          Investments and advances                               7.5         7.2
                          Intangible assets, net                                38.9        40.3
                          Other assets                                           9.3         9.5
                          Property, plant and equipment, net                   237.8       166.1
                       -------------------------------------------------------------------------

                            Total Assets                                     $ 590.8    $  449.6
                       =========================================================================

LIABILITIES AND        Current liabilities:
SHAREHOLDERS' EQUITY      Short-term debt                                    $ 139.0    $   34.5
                          Accounts payable, trade                                9.1        15.6
                          Other accounts payable                                35.8        37.3
                          Other current liabilities                             49.2        46.1
                       -------------------------------------------------------------------------

                            Total current liabilities                        $ 233.1    $  133.5
                       -------------------------------------------------------------------------

                       Deferred compensation and other credits                  10.2         9.9
                       Deferred income taxes                                    23.2        20.1
                       Long-term debt                                          112.9        90.0
                       -------------------------------------------------------------------------
                            Total long-term liabilities                      $ 146.3    $  120.0
                       -------------------------------------------------------------------------

                       Commitments and contingent liabilities

                       Shareholders' equity:
                          Capital stock:
                          Common, Class A; no par value, authorized
                            15,000,000 shares issued 4,552,994 for
                            1998 and 4,698,392 for 1997                          0.5         0.5
                          Common, Class B; no par value, non-voting,
                            authorized 45,000,000 shares issued
                            30,087,593 for 1998 and 30,105,987 for 1997          3.0         3.0
                          Capital in excess of stated value                    124.2       114.9
                          Retained earnings                                     91.4        85.9
                          Cumulative translation adjustment                     (6.1)       (5.7)
                       -------------------------------------------------------------------------
                                                                              $213.0     $ 198.6
                          Less treasury stock, at cost:  287,182 and
                            443,206 shares of Class B in 1998 and 1997,
                            respectively.                                       (1.6)       (2.5)
                       -------------------------------------------------------------------------

                            Total shareholders' equity                        $211.4     $ 196.1
------------------------------------------------------------------------------------------------

                            Total Liabilities and Shareholders' Equity        $590.8     $ 449.6
================================================================================================

           The accompanying notes are an integral part of the financial statements.

                                        DEKALB GENETICS CORPORATION
                                   CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------------------------------------
                                                                                  For the years ended
                                                                                August 31 - in millions
                                                                          -----------------------------------
                                                                            1998          1997         1996
-------------------------------------------------------------------------------------------------------------
       CASH FLOWS FROM OPERATING ACTIVITIES
          Net earnings                                                     $ 10.3        $ 28.8       $ 17.0

          Adjustments to reconcile net income to net cash
            provided by operating activities:
              Depreciation and amortization                                  15.5          13.8         11.3
              (Gain) on sale of fixed assets                                  0.6          (0.6)        (0.2)
              Provision for losses on accounts receivable                     0.8           2.8          1.2
              Provision for deferred income taxes                            (4.4)          6.0          1.8
              Provision for inventory valuation                               5.3          11.8          7.3
              Equity (earnings) loss, net of dividends                        0.8          (2.2)        (1.7)
                                                                           ------        ------       ------
                                                                             18.6          31.6         19.7
          Changes in assets and liabilities:
              Receivables                                                    (2.7)        (15.3)         1.9
              Other current assets                                          (28.7)         (2.2)        (1.1)
              Inventories                                                   (50.7)        (51.8)        (0.5)
              Accounts payable                                               (8.1)          5.3         25.2
              Accrued expenses                                                1.8           5.6          8.2
              Current taxes payable                                           1.3           3.2          1.8
              Deferred income taxes                                           7.4          (1.2)        (1.2)
              Other assets and liabilities                                    0.7          (0.5)        (0.8)
                                                                           ------        ------       ------
                                                                            (79.0)        (56.9)        33.5

                Net cash flow (used) provided by operating activities       (50.1)          3.5         70.2
-------------------------------------------------------------------------------------------------------------

       CASH FLOWS FROM INVESTING ACTIVITIES
          Purchases of property, plant and equipment                        (90.3)        (59.4)       (30.7)
          Proceeds from sale of property, plant and equipment                 2.7           1.9          0.4
          Acquisitions and investments                                        --            --          (3.2)
                                                                           ------        ------       ------
                                                                            (87.6)        (57.5)       (33.5)
                Net cash flow used by investing activities
-------------------------------------------------------------------------------------------------------------

       CASH FLOWS FROM FINANCING ACTIVITIES
          Proceeds from short-term borrowings                               104.6          34.4          --
          Proceeds from long-term borrowings                                 22.9           5.0          --
          Principal payments made on debt                                     --            --         (42.8)
          Sale of equity                                                      6.3           0.6         27.6
          Dividends paid                                                     (4.8)         (4.8)        (4.3)
          Other capital transactions                                          3.9           2.2          1.3
                                                                           ------        ------       ------
                                                                            132.9          37.4        (18.2)
                Net cash flow (used) provided by financing activities
-------------------------------------------------------------------------------------------------------------

                Net effect of exchange rates on cash                         (0.4)         (1.5)         1.8
                                                                           ------        ------       ------

                Net increase (decrease) in cash and cash equivalents         (5.2)        (18.1)        20.3

          Cash and cash equivalents, at the beginning of the year             5.2          23.3          3.0
                                                                           ------        ------       ------

          Cash and cash equivalents, at the end of the year                $  0.0        $  5.2       $ 23.3
============================================================================================================
       Note:  Cash paid during the year for:
                Income taxes                                               $  6.9        $  8.4       $  7.6
                Interest                                                   $  7.5        $  7.3       $  6.9

                 The accompanying notes are an integral part of the financial statements.

                                            DEKALB GENETICS CORPORATION
                                  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------------------
    at August 31-in millions except                    1998                       1997                       1996
    shares in thousands                        Dollars      Shares       Dollars       Shares       Dollars        Shares
                                             -----------  -----------  -----------  ------------ -------------   ---------
   Class A Common Stock
   Balance, beginning of year                $     0.5        4,698    $     0.2      2,404        $     0.1        773
   Exchange Class A for Class B                     --         (269)          --       (185)              --        (99)
   Stock options exercised                          --           60           --         87               --         32
   Employee 401(k) stock plan                       --           64           --         32               --         14
   Sale of equity to Monsanto Company               --           --           --         --               --         81
   Three-for-one stock split effected in
   the form of a 200% stock dividend                --           --           --         --              0.1      1,603

   Restricted Stock                                 --           --           --         10               --         --
   Two-for-one stock split effected in
   the form of a 100% stock dividend                --           --          0.3      2,350               --         --
                                             ---------    ---------    ---------    -------        ---------    -------
Balance, end of year                         $     0.5    $   4,553    $     0.5      4,698        $     0.2      2,404
--------------------------------------------------------------------------------------------------------------------------

Class B Common Stock
Balance, beginning of year                   $     3.0       30,106    $     1.5     14,868        $     0.4      4,485
   Exchange Class A for Class B                     --          269           --        185               --         99
   Sale of equity to Monsanto Company               --           --           --         12              0.1        378
   Three-for-one stock split effected in
   the form of 200% stock dividend                  --           --           --         --              1.0      9,906
   Two-for-one stock split effected in the
   form of a 100% stock dividend                    --           --          1.5     15,041               --         --
                                             ---------    ---------    ---------    -------        ---------    -------
Balance, end of year                         $     3.0    $  30,375    $     3.0     30,106        $     1.5     14,868
-------------------------------------------------------------------------------------------------------------------------

Capital in Excess of Stated Value
Balance, beginning of year                   $   114.9                 $   109.7                   $    80.9
   Sale of equity to Monsanto Company              5.4                       0.6                        27.6
   Stock options exercised                         0.4                       0.5                         0.6
   Non-qualified stock option tax benefit          1.0                       2.3                          --
   Employee 401(k) stock plan                      2.8                       1.5                         0.5
   Director Stock Option Plan                      0.1                       0.3                         0.1
   Authorized share increase                      (0.4)                       --                          --
                                             ---------                 ---------                   ---------
Balance, end of year                         $   124.2                 $   114.9                   $   109.7
-------------------------------------------------------------------------------------------------------------------------

Retained Earnings
Balance, beginning of year                   $    85.9                 $    63.7                   $    52.3
   Net Income                                     10.3                      28.8                        17.0
   Cash dividends on common stock ($0.14
   per share in 1998, $0.14 per share in
   1997, and $0.137 per share in 1996            (4.8)                      (4.8)                       (4.5)
   Three-for-one stock split effected in
   the form of a 200% stock dividend                --                        --                        (1.1)
   Two-for-one stock split effected in the
   form of a 100% stock dividend                    --                      (1.8)                         --
                                             ---------                 ---------                   ---------
Balance, end of year                         $    91.4                 $    85.9                   $    63.7
-------------------------------------------------------------------------------------------------------------------------

Cumulative Translation Adjustment
Balance, beginning of year                   $    (5.7)                $    (4.1)                       (5.0)
   Translation gain/(loss)                        (0.4)                     (1.6)                        0.9
                                             ---------                 ---------                   ---------
Balance, end of year                         $    (6.1)                $    (5.7)                       (4.1)
-------------------------------------------------------------------------------------------------------------------------

Treasury Stock
Balance, beginning of year                   $    (2.5)        (443)   $    (2.4)      (220)       $    (2.4)       (74)
   Stock options exercised                          --           --           --        --              (0.1)        (2)
   Employee 401(k) stock plan                       --           --           --        --               0.1          2
   Three-for-one stock split effected in
   the form of a 200% stock dividend                --           --           --        --                --       (146)
   Two-for-one stock split effected in the
   form of a 100% stock dividend                    --           --           --       (221)              --         --
   Treasury stock repurchase                                                (0.1)        (2)              --         --
   Sale of equity to Monsanto Company              0.9          156           --        --                --         --
                                             ---------    ---------    ---------    -------        ---------    -------
Balance, end of year                         $    (1.6)        (287)        (2.5)      (443)       $    (2.4)      (220)
-------------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                   $   211.4                 $   196.1                   $   168.6
=========================================================================================================================
                   The accompanying notes are an integral part of the financial statements.

                           DEKALB Genetics Corporation
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.  ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the seed division ("DEKALB Seed") and DEKALB Swine Breeders, Inc. ("DEKALB Swine"). The accounts of the DEKALB subsidiary in Argentina are included on the basis of its May 31 fiscal year, which more properly reflects the growing season in that country. Transactions between this date and the Company's fiscal year-end are not considered material.

The Company's investments in related companies (owned 50% or less), primarily in Mexico, are carried at cost plus equity in undistributed net earnings and losses since dates of acquisition. Carrying values approximate the Company's interest in the net assets of these related companies.

INTANGIBLE ASSETS - Intangible assets consist primarily of the cost of purchased businesses in excess of market value of net assets acquired (goodwill). In accordance with company policy, DEKALB assesses recoverability and impairment of goodwill on an annual basis. DEKALB amortizes goodwill on a straight-line method over 40 years.

PROPERTY, PLANT AND EQUIPMENT - It is the policy of DEKALB to capitalize expenditures for major renewals and betterments and to charge to operating expenses the cost of current maintenance and repairs. Provisions for depreciation have been computed principally on the straight-line method, based on expected lives, for buildings and equipment. Rates used for depreciation are determined separately for individual plants and locations and are based principally on the following expected lives: buildings - 12.5 to 33.5 years; equipment - 4 to 12.5 years; other - 3 to 20 years; and leasehold improvements - term of lease or useful life, whichever is shorter.

The cost and accumulated allowances for depreciation and amortization relating to assets retired or otherwise disposed of are eliminated from the respective accounts at the time of disposition. The resulting gain or loss is included in "other income, net."

INCOME TAXES - In accordance with SFAS 109, the Company accounts for income taxes under the asset and liability method. The asset and liability method is applied using enacted tax rates expected to apply when temporary differences between financial and tax reporting are realized. The amount of income tax expense recognized for a period is the amount of income taxes currently payable or refundable, plus or minus the change in aggregate deferred tax assets and liabilities. The most significant of these differences are set forth in Note L. At August 31 of each year presented, United States income taxes were provided on undistributed earnings of non-U.S. subsidiaries.

FOREIGN CURRENCY TRANSLATION - Effective in fiscal 1995, the Company no longer considered certain countries hyperinflationary for purposes of applying Statement of Financial Accounting Standards No. 52 (SFAS No. 52), "Foreign Currency Translation." Foreign-currency assets and liabilities are translated into their U.S. dollar equivalents based on rates of exchange prevailing at the end of the respective period. Translation adjustments resulting from translating foreign currency financial statements of consolidated subsidiaries into their U.S. dollar equivalents are reported separately and accumulated in a component of shareholders' equity.

STATEMENT OF CASH FLOWS - DEKALB classifies highly liquid investments with original maturities of three months or less as cash and cash equivalents.

CONCENTRATION OF CREDIT RISK - The Company's business activity is primarily with dealers and distributors located in the United States and certain foreign countries. When the Company grants credit, it is primarily to customers whose ability to pay is dependent upon the agribusiness economics prevailing in that specific area of the world. No significant concentration of credit risk exists.

REVENUE RECOGNITION - The Company recognizes revenues upon shipment of goods, with discounts and returned goods partially offsetting this amount.

                           DEKALB Genetics Corporation
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
-------------------------------------------------------------------------------

RECLASSIFICATIONS - Certain expense reclassifications have been made for segment comparability purposes. These reclassifications had no effect on net earnings.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

DEFERRED LICENSING COSTS - The Company defers direct costs associated with company-owned swine licensed under the royalty program. Revenue recognition under a third party licensing agreement occurs, in part, at initiation of the license and, in future years, in the form of royalties from selected progeny. The costs deferred are direct costs, primarily feed and the labor to produce the swine. These costs are amortized in proportion to the estimated revenue from the license agreement. The average license period is 2.5 years. The amount of costs deferred (net) in fiscal 1998, 1997, and 1996 was $0.3 million, $2.3 million, and $3.0 million, respectively.

EARNINGS PER SHARE - Basic earnings per share of common stock are calculated by dividing net earnings by the weighted average of common shares outstanding during each fiscal year; 34,577,265, 34,250,522 and 32,515,743 in 1998, 1997 and
1996, respectively. Diluted earnings per share of common stock are calculated by dividing net earnings by the weighted average of common and common equivalent (stock options) shares outstanding during each fiscal year; 36,364,767, 35,744,050 and 33,553,649 in 1998, 1997 and 1996, respectively. During fiscal
1998 the Company adopted the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share," effective February 28, 1998. Shares outstanding and per share amounts have been restated for prior years.

STOCK-BASED COMPENSATION - The Company continues to account for its employee stock option plans using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," which results in no charge to earnings when options are issued at fair market value. The Company has adopted the disclosure requirements of Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation.

NEW ACCOUNTING STANDARDS - The Company adopted Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of," in fiscal 1997. The new accounting standard had no impact on the carrying value of the Company's long lived assets as of August 31, 1997 and 1998.

During fiscal year 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share," effective for both interim and annual periods ending after December 15, 1997. The standard simplifies the computation of earnings per share and will be comparable to fully diluted earnings per share presently reflected under APB Opinion No. 15. During fiscal 1998 the Company adopted the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share," effective February 28, 1998. Shares outstanding and per share amounts have been restated for prior years.

In June 1997 the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income," which establishes standards for reporting of comprehensive income. This pronouncement requires that all items be recognized as components of comprehensive income, as defined in the pronouncement, be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income included all changes in equity during a period except those resulting from investments by owners and distributions to owners. The financial statement presentation required under Statement No. 130 is effective for all fiscal year's beginning after December 15, 1997. The Company had planned to adopt Statement No. 130 in fiscal 1998, but due to the pending sale of the Company, management decided to delay adoption. As of August 31, 1998, the impact of adopting this pronouncement has not been determined, however; the Company expects it will be affected by it.

                         DEKALB Genetics Corporation
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
-------------------------------------------------------------------------------



In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," which amends the requirements for a public enterprise to report financtial and descriptive information about its reportable operating segments. Operating segments, as defined in the pronouncement, are components of an enterprise about which separate financial information is available that is evaluated regularly by the company in deciding how to allocate resources and in accessing performance. The financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. The disclosures required by Statement No. 131 are effective for all fiscal years beginning after December 15, 1997. The Company had planned to adopt Statement No. 131 in fiscal 1998, but due to the pending sale of the Company, management decided to delay adoption. This pronouncement will have an affect on the Company's reporting in the subsequent periods. However, as of August 31, 1998, the impact of this pronouncement has not been determined.

In July 1998 the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and for Hedging Activities," which replaces existing pronouncements and practices with a single, integrated accounting framework for derivatives and hedging activities. The Company plans to adopt Statement No. 133 in fiscal 1999. This pronouncement will have an affect on the Company's reporting in the subsequent periods. However, as of August 31, 1998, the impact of this pronouncement has not been determined.

                           DEKALB GENETICS CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
-------------------------------------------------------------------------------

B.  STOCK SPLIT

   During fiscal year 1997 the Company declared a two-for-one stock split effected in the form of a stock dividend. Shares were distributed on August 8, 1997 to holders of record on July 25, 1997. The Company's annual cash dividend was subsequently adjusted to 14 cents per share from 28 cents per share.

   In fiscal 1996, the Company declared a three-for-one stock split effected in the form of a stock dividend to holders of record May 10, 1996 with shares being distributed on May 24, 1996. Following this split, the quarterly cash dividend was increased five percent.

   All share numbers and earnings per share information in this document have been adjusted to reflect these stock splits.

C.  STATEMENT OF OPERATIONS DATA

    for the years ended August 31 - in millions      1998       1997       1996
--------------------------------------------------------------------------------
(1) INTEREST EXPENSE, NET
    Interest expense                              $ (12.6)   $  (7.5)   $  (8.3)
    Interest income                                   3.1        2.6        2.2
--------------------------------------------------------------------------------

     Interest Expense, net                        $  (9.5)   $  (4.9)   $  (6.1)
================================================================================

    for the years ended August 31 - in millions      1998       1997       1996
--------------------------------------------------------------------------------

(2) OTHER INCOME, NET
    Equity in net earnings of related companies   $   4.7    $   4.0    $   1.7
    Gain(Loss) on sale of fixed assets               (0.6)       0.6        0.2
    All others, net                                  (3.7)      (0.6)      (0.5)
--------------------------------------------------------------------------------

     Other income, net                            $   0.4    $   4.0    $   1.4
================================================================================

    for the years ended August 31 - in millions      1998       1997       1996
--------------------------------------------------------------------------------
(3) RESEARCH AND DEVELOPMENT EXPENSE

    DEKALB Seed                                   $  70.3    $  50.2    $  40.9
    DEKALB Swine                                      6.8        7.1        6.7
--------------------------------------------------------------------------------

      Research and development expense            $  77.1    $  57.3    $  47.6
================================================================================

                           DEKALB GENETICS CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------

D.  RECEIVABLES

at August 31 - in millions                    1998                   1997
--------------------------------------------------------------------------------
Trade accounts and notes                    $  66.1                $  64.9
Employees                                       1.8                    2.1
Related companies                               0.7                    0.2
Other                                           8.2                    5.6
--------------------------------------------------------------------------------
                                            $  76.8                $  72.8
Less allowance for doubtful accounts        $   7.3                $   5.3
--------------------------------------------------------------------------------

     Receivables, net                       $  69.5                $  67.5
================================================================================

E.  INVENTORIES

at August 31 - in millions                                   1998         1997
--------------------------------------------------------------------------------
At lower of cost or market:
     Commercial seed-average cost                         $ 168.8       $ 124.5
     Commercial swine-average cost                            9.3          10.0
     Supplies and other-principally first-in, first-out       6.4           4.6
--------------------------------------------------------------------------------

     Inventories                                          $ 184.5       $ 139.1
================================================================================

                        DEKALB GENETICS CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------
F.   PROPERTY, PLANT AND EQUIPMENT, NET (AT COST)

     at August 31 - in millions                           1998          1997
--------------------------------------------------------------------------------
     Land                                                $   9.5       $   9.6
     Buildings                                             124.3          97.7
     Equipment                                             150.2         156.0
     Other                                                  36.0          11.9
     Construction in progress                               72.1          45.9
--------------------------------------------------------------------------------
                                                           392.1         321.1
     Less accumulated depreciation and amortization        154.3         155.0
--------------------------------------------------------------------------------

        Property, plant and equipment, net               $ 237.8       $ 166.1
================================================================================

G.   OTHER CURRENT LIABILITIES

     at August 31 - in millions                       1998          1997
---------------------------------------------------------------------------
     Current income taxes                           $   4.1       $   2.9
     Payroll                                            9.9           8.4
     Vacation                                           3.4           3.2
     Pensions and other credits                         0.5           3.3
     Insurance                                          1.8           2.5
     Taxes, other than income                           3.4           3.5
     Production costs                                  10.4          10.8
     Other                                             15.7          11.5
---------------------------------------------------------------------------

        Other current liabilities                   $  49.2      $   46.1
===========================================================================

                           DEKALB GENETICS CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------

H.  FINANCIAL INSTRUMENTS AND RELATED DISCLOSURES

    During 1995, the Company adopted Statement of Financial Accounting Standards No. 119, "Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments". This statement in conjunction with Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" requires certain disclosures about the fair value of financial instruments, including derivative financial instruments for which it is practicable to estimate fair value.

    The following methods and assumptions were used to estimate the fair market value of each class of financial instrument.

    TRADE ACCOUNTS AND NOTES RECEIVABLE

    The carrying amount of the Company's trade accounts and notes receivable approximates market value.

    SHORT-TERM AND LONG-TERM DEBT

    Short-term debt represents borrowings against lines of credit with various banks. The weighted average interest rate on short-term borrowings for fiscal 1998 was approximately 6.0%. At August 31, 1998, committed lines of credit available to DEKALB included a $50 million revolving credit agreement and $15 million in credit facilities for a 364 day period.

    The revolving credit agreement provides credit for general purposes and is committed through December 31, 2003, but may be extended annually for successive one year periods with the consent of the lending banks. The line of credit requires a step-down to $20.0 million for any one day during each year. The agreement contains various restrictions on the activities of the Company as to minimum tangible net worth, amount and type of indebtedness and the acquisition or disposition of capital shares or assets of the Company and its subsidiaries. At August 31, 1998, tangible net worth was approximately $172.5 million, which meets these covenant requirements. The Company pays a commitment fee of 1/10 of 1% for the active portion of its line of credit. The base amount of $20.0 million is available throughout the year. An additional $30.0 million available for seasonal needs during six months of the year beginning as early as October 31, of any year but no later than December 31 of the same year. The available line of credit at August 31, 1998 was entirely unused.

    The $15 million in credit facilities carry a 5 basis point fee on the unused portion of the commitment. The line was fully utilized in fiscal 1998 and, therefore, no fees were required.

    The carrying amount of the Company's long-term debt and all the Company's short-term debt approximates market value because rates on those debt agreements are variable and are set periodically based on current rates during the year. Exceptions would be the $20 million long-term loan which has a fixed rate of 7.15%, two $5 million long-term loans which have fixed rates of 7.56% and 6.98%, respectively, two $10 million long-term loans with fixed rates of 6.93% and 6.5%, respectively, a $4 million long-term loan with a fixed rate of 10.25% and a $5 million long-term loan with a fixed rate of 10.5%. The Company estimated the market value of its long-term debt by utilizing a discounted cash flow methodology.

                           DEKALB GENETICS CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
-------------------------------------------------------------------------------

H.  FINANCIAL INSTRUMENTS AND RELATED DISCLOSURES (CONTINUED)

    SWAP AGREEMENTS

    The Company has entered into interest rate swap agreements with third parties to manage interest rate movements on the majority of its variable rate term debt. At August 31, 1998, the Company had swap agreements with an aggregate notional principal amount of $40 million and an average interest rate of 6.0 percent, maturing in fiscal 2003. Any interest rate differential on these swap agreements is recognized in interest expense, net over the terms of the agreements. The interest expense related to swap agreements was $0.1 million for years 1998, 1997 and 1996. The Company is exposed to credit loss in the event of nonperformance by the other parties to the agreements. However, the Company does not anticipate nonperformance by any of those parties. The Company estimated the market value of its interest rate swap agreements by utilizing a discounted cash flow methodology.

    DERIVATIVES

    DEKALB has contractual commitments with seed growers for payments based on local market corn and soybean commodity prices. To mitigate the impact of fluctuation in these prices on inventory costs, the Company hedges these payments by using Chicago Board of Trade corn and soybean futures contracts. Growers not priced at the end of August are normally priced by March, at which time the related futures contracts are closed. The Company estimates the timing of grower payment pricing to determine the futures maturities. In addition, the Company, from time to time, hedges its exposure to price fluctuations in grain used for swine feed. Gains or losses on these hedge positions are included as a component of the applicable year's inventory. At August 31, 1998 and 1997, the Company had corn and soybean futures contracts outstanding with a contract market value of $28.8 million and $1.6 million, respectively. Margin deposits for open futures and/or option contracts are recorded as other current assets.

    DEKALB sells market hogs, which are by-products from the production of breeding animals, to independent processing and packing firms at the premium to the major market averages. The Company periodically hedges against the exposure of price fluctuations in these markets by using Chicago Mercantile Exchange hog futures contracts. At August 31, 1998 the Company had hog futures contracts outstanding with a contract market value of $0.1 million. At August 31, 1997, the Company had no hog futures contracts outstanding.

    As of August 31, 1998 the net unrecognized loss on open futures contracts was $5.0 million. As of August 31, 1997 the net unrecognized gain on open futures contracts was $0.1 million.

    The Company reviews potential foreign currency risks on an on-going basis and is party to forward contracts in the management of its foreign currency exposure related to royalty income and export sales. In order to reduce its exposure to foreign currency fluctuation related to royalty payments from its French licensee and export receipts from its Italian subsidiary, the Company utilizes foreign currency forward contracts with maturities that mirror the anticipated receipts and payments in October and November. At August 31, 1998 and 1997, the Company had French franc forward contracts outstanding with an aggregate contract market value of $4.4 million and $6.3 million, respectively, and Italian lira forward contracts outstanding with an aggregate contract market value of $4.9 million and $5.8 million, respectively. Other foreign currency transactions occur in the Argentine peso and the Canadian dollar, although there were no foreign currency contracts outstanding for those currencies at year end. The Company had an unrealized gain of $0.2 million in fiscal 1998 and $1.5 million in fiscal 1997 related to the aggregate of all foreign currency contracts.

    The fair value of cash equivalents, receivables, short-term borrowings, long-term debt, and interest rate swaps approximates carrying value at August 31, 1998.

                           DEKALB GENETICS CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------

I.  LONG-TERM DEBT

    at August 31 - in millions                             1998          1997
-------------------------------------------------------------------------------
    Term loans, variable rates, due 2000-2003            $   55.0     $   50.0
    Term loans,  7.15% fixed rate, due from 1999-2007        20.0         20.0
    Term loan,   7.56% fixed rate, due from 1999-2005         5.0          5.0
    Term loan,   6.98% fixed rate, due from 1999-2006         5.0          5.0
    Term loan,   6.93% fixed rate, due 2003                  10.0         10.0
    Term loan,   6.50% fixed rate, due 2003                  10.0           --
    Term loan,   10.25% fixed rate, due 2000                  4.0           --
    Term loan,   10.50% fixed rate, due 2000                  5.0           --
-------------------------------------------------------------------------------
                                                            114.0         90.0
       Less current maturities                                1.1           --
-------------------------------------------------------------------------------

       Net long-term debt                                $  112.9     $   90.0
===============================================================================

    The variable rate term loan agreements allow the Company to borrow at rates based on the London Interbank Offer Rate on Eurodollar deposits (LIBOR). At August 31, 1998, interest on the variable rate term loans was at a rate of approximately 6.0%.

    All of the term loans contain similar restrictive covenants. The most restrictive of these covenants requires the maintenance of a minimum tangible net worth. At August 31, 1998, the Company is in compliance with all the debt covenants.

    Aggregate maturities for the years ending August 31, 2000 through 2002 are $10.4 million, $4.3 million, and $15.3 million, respectively. The remaining $82.9 million matures between 2003 and 2007. There are long-term debt maturities of $1.1 million in 1999.

J.  SAVINGS AND INVESTMENT PLAN

    Effective September 1, 1995, the Company provides to each full and part-time employee a guaranteed contribution to the Savings and Investment Plan (401(k)). For fiscal 1996, the contribution was one percent of each employee's compensation covered by the Plan. Beginning in fiscal 1997, the Company's guaranteed compensation-based contribution is equal to two percent of each employee's pay.

    Additionally, each full and part-time DEKALB employee can voluntarily contribute to the Savings and Investment Plan. The plan provides for DEKALB to match a minimum of $.50 for every dollar contributed by employees, to the extent employees contribute up to 6% of their salaries. Additional discretionary awards may also be contributed when warranted by results of operations. DEKALB's contributions charged to expense under this plan were $2.0 million, $3.8 million, and $3.9 million for the years ended August 31, 1998, 1997, 1996, respectively.

                           DEKALB GENETICS CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------

K. COMMITMENTS AND CONTINGENT LIABILITIES.

    DEKALB is a defendant in various legal actions arising in the course of business activities. In the opinion of the Company's management, these actions will not result in a material adverse effect on DEKALB's consolidated results of operations or financial position. Additional information is in Part I, Item 3 Legal Proceedings in this Form 10-K.

    DEKALB is self-insured against property losses on the majority of its operating facilities.

    DEKALB's total rental and lease expense for fiscal years 1998, 1997 and 1996 was $15.7 million, $9.7 million and $6.7 million, respectively.

L.  INCOME TAX

     for the year ended August 31 - in millions            1998           1997         1996
     ----------------------------------------------------------------------------------------
     Current provision:
        Federal                                           $ (0.3)        $  4.4        $ 5.9
        State                                               (0.5)           1.4          1.1
        Foreign                                             10.1            5.8          2.3
     ----------------------------------------------------------------------------------------
                                                          $  9.3         $ 11.6        $ 9.3
     ----------------------------------------------------------------------------------------
     Deferred provision:
        Federal                                             (1.9)           5.1        $ 1.9
        State                                               (1.1)           1.1         (0.4)
        Foreign                                             (1.4)          (0.2)         0.3
     ----------------------------------------------------------------------------------------
                                                          $ (4.4)        $  6.0        $ 1.8
     ----------------------------------------------------------------------------------------

          Total income tax provision                      $  4.9         $ 17.6        $11.1
     ========================================================================================

    The significant components of the company's deferred tax assets and deferred tax liabilities are presented below:

     as of August 31 - in millions                                        1998           1997
     ------------------------------------------------------------------------------------------
     Deferred tax assets:
        Research Expenditures                                            $  5.8         $  4.9
        Benefit Plans                                                       3.9            2.8
        Inventory                                                          11.3            4.8
        Other                                                               7.7            5.2
     ------------------------------------------------------------------------------------------
           Total Gross Deferred Tax Assets                               $ 28.7         $ 17.7
           Valuation Allowance                                             (2.8)          (0.8)
     ------------------------------------------------------------------------------------------
              Gross Deferred Tax Assets                                  $ 25.9         $ 16.9
     ------------------------------------------------------------------------------------------
     Deferred tax liabilities:
        Purchase Price Allocations                                        (10.2)         (10.2)
        Undistributed Foreign Earnings                                     (4.7)          (4.8)
        Depreciation                                                      (12.9)          (6.9)
        Other                                                              (6.7)          (8.2)
     ------------------------------------------------------------------------------------------
              Gross Deferred Tax Liabilities                             $(34.5)        $(30.1)
     ------------------------------------------------------------------------------------------
     Net Deferred Tax Liability                                          $ (8.6)        $(13.2)
     ==========================================================================================

                           DEKALB GENETICS CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------


     The net deferred tax liability disclosed above equals the deferred tax on the balance sheet. The footnote disclosure classified the components as assets or liabilities while the balance sheet discloses the current and long-term portion of those two classifications. The valuation allowance relates to those deferred tax assets that may not be fully realized.

     Total tax provisions (benefits) resulted in amounts differing from those based on the statutory federal income tax rates. The reasons for these differences are:

     for the years ended August 31 - in millions                           1998           1997         1996
     -------------------------------------------------------------------------------------------------------
     U.S. statutory rate                                                 $  5.3         $ 16.2       $  9.9
     State and local taxes                                                 (1.1)           1.7          1.0
     International operations                                              (0.3)          (0.3)        (0.1)
     Qualified export activity                                              -             (0.1)        (0.1)
     Research credits                                                      (2.1)          (0.7)         -
     Other                                                                  3.1            0.8          0.4
     -------------------------------------------------------------------------------------------------------
        Income tax provision                                             $  4.9         $ 17.6       $ 11.1
     ========================================================================================================

     The domestic and foreign components of earnings before taxes of consolidated companies were as follows:

     ------------------------------------------------------------------------------------------------------
     for the years ended August 31 - in millions                          1998           1997         1996
     -------------------------------------------------------------------------------------------------------
     U.S.                                                                $ (5.2)        $ 35.8       $ 25.3
     Argentina                                                             19.0            8.3          2.3
     Other Non-U.S.                                                         1.4            2.3          0.5
     -------------------------------------------------------------------------------------------------------
        Total earnings before taxes                                      $ 15.2         $ 46.6       $ 28.1
     =======================================================================================================

                           DEKALB GENETICS CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------

M.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

    The following is a summary of the unaudited quarterly results of operations for the years ended August 31, 1998 and 1997. DEKALB's North American seed operations comprise a significant portion of its business. DEKALB generally delivers only a minor portion of North American seed in the first quarter, delivers more than half in the second quarter, and substantially all the seed is delivered by the end of the third quarter. The Company defers first quarter expenses and anticipates fourth quarter expenses and matches these expenses against second and third quarter revenues. Third quarter results also reflect estimates of seed product returns. Consequently, fourth quarter earnings include adjustments for those earlier estimates.

    The total of four quarters' earnings per share might not equal the earnings per share for the year due to the application of the treasury stock method and market price changes.

---------------------------------------------------------------------------------------------------------------------
                   in millions except per share amounts -
                   three months ended the last day of           November      February         May          August
                   --------------------------------------------------------------------------------------------------
                   1998
                        Revenues                                 $ 62.8        $213.8         $219.9        $  5.7
                        Cost of Revenues                           34.1         106.5          124.2          10.4
                        Net earnings                                2.7          19.3            2.8         (14.5)
                        Basic earnings per share                    0.08          0.56           0.08         (0.42)
                        Diluted earnings per share               $  0.08       $  0.53        $  0.08       $ (0.40)
=====================================================================================================================

                   1997
                        Revenues                                 $ 67.1        $192.3         $178.6        $ 13.4
                        Cost of Revenues                           38.9          93.4           89.0           9.2
                        Net earnings                                2.1          16.3           13.1          (2.7)
                        Basic earnings per share                    0.06          0.48           0.38         (0.08)
                        Diluted earnings per share               $  0.06       $  0.46        $  0.36       $ (0.07)
=====================================================================================================================

                           DEKALB GENETICS CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------

N. OPERATION BY GEOGRAPHIC AREA

     Information on DEKALB's operations by geographic area for fiscal years 1998, 1997 and 1996 is shown below. Operating earnings are equal to total revenues less expenses of the geographic areas, excluding interest and general corporate expenses. Transfers of products between geographic areas are at prices approximating those charged to unaffiliated customers and are not material to any geographic area.

           --------------------------------------------------------------------

           August 31 - in millions         1998         1997           1996

           --------------------------------------------------------------------

           Revenues
              United States               $  372.8     $  343.6       $  300.9
              Argentina                       87.3         67.3           49.8
              Other Non-U.S.                  42.1         40.5           36.8
           --------------------------------------------------------------------

                                          $  502.2     $  451.4       $  387.5
           ====================================================================

           Operating Earnings
              United States               $    0.4     $   38.2       $   30.1
              Argentina                       24.6         11.7            5.6
              Other Non-U.S.                   5.0          5.9            3.7
           --------------------------------------------------------------------

                                          $   30.0     $   55.8       $   39.4
           ====================================================================

           Equity in Earnings
              Other Non-U.S.              $    4.7     $    4.0       $    1.7


           ====================================================================

           Identifiable Assets
              United States               $  452.1     $  332.4       $  256.8
              Argentina                      120.1         86.0           77.7
              Other Non-U.S.                  18.6         31.2           28.8
           --------------------------------------------------------------------

                                          $  590.8     $  449.6       $  363.3
           ====================================================================

           Consolidated net assets included approximately $69.6 million at August 31, 1998 and $55.8 million at August 31, 1997, located in countries other than the United States. Consolidated net earnings included approximate earnings of $22.3 million in fiscal year 1998 and $13.7 million in fiscal year 1997 from these countries.

                           DEKALB GENETICS CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------

O. PENSION     Prior to fiscal 1994, the Company provided employees a
   PLANS       noncontributory pension plan covering substantially all domestic employees who met age and service requirements. Benefits provided under this pension plan are based primarily on each employee's career earnings up until the suspension of the plan on October 1, 1993. Plan assets consist primarily of stocks and U.S. government securities. At the time of suspension, the Company recognized a pre-tax curtailment benefit of $3.7 million.


               In addition, DEKALB has a supplemental noncontributory pension plan covering certain management employees, which is not funded. Benefits are based mainly on each participant's years of service, final average compensation, and estimated benefits received from certain other benefit plans. This plan was suspended in fiscal 1994 and reinstated in fiscal 1997. During fiscal 1998 the Company recorded an expense of $0.2 million.

               The components of total estimated pension income (expense) for the two plans are as follows:

              August 31 - in millions
                                                                   1998          1997         1996
              ----------------------------------------------------------------------------------------
              Service Cost - benefits earned during the year      $ 0.2         $ 0.1         $  --
              Interest cost on projected benefit obligations        1.0           0.9           0.7
              Actual return on plan assets                         (0.3)         (2.4)         (1.2)
              Net amortization and deferral                        (0.6)          1.6           0.3
              ----------------------------------------------------------------------------------------

                 Net Pension Income (Expense)                     $ 0.3         $ 0.2         $(0.2)
              ========================================================================================

                           DEKALB GENETICS CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------

O.  PENSION       Actuarial assumptions for August 31, 1998 are a discount rate
    PLANS         of 7.00% and a return on plan PLANS assets of 8.5%.
    (CONTINUED)   Assumptions for  August 31, 1997 are a discount rate of 7.25%
                  and a return on plan assets of 8.5%.

                  A reconciliation of the funded status to accrued pension expense is as follows:

                                                                    Funded Plan                  Unfunded Plan
                   August 31 - in millions                      1998           1997           1998           1997
                   --------------------------------------------------------------------------------------------------
                   Actuarial present value of benefits
                        based on service to date
                        and present pay levels:
                            Vested                             $   8.4        $   7.6        $   1.8        $   1.9
                            Nonvested                              0.7            0.9            0.1            -
                   --------------------------------------------------------------------------------------------------
                                                                   9.1            8.5            1.9            1.9

                   Accumulated benefit obligation

                   Additional amounts related to projected
                        pay increases                              -              -              3.7            3.2
                   --------------------------------------------------------------------------------------------------

                   Projected benefit obligation                    9.1            8.5            5.6            5.1

                   Plan assets at fair market value                8.7            9.6            -              -
                   --------------------------------------------------------------------------------------------------

                   Plan assets less than
                        projected benefit obligation              (0.4)           1.1           (5.6)          (5.1)

                   Unrecognized loss
                        from experience                            2.7            1.1            4.5            4.2

                   Unrecognized net transition asset              (2.0)          (2.3)           -              -
                   --------------------------------------------------------------------------------------------------

                   Accrued pension expense included
                        in the Consolidated Balance Sheet      $   0.3        $  (0.1)       $  (1.1)       $  (0.9)
                   ==================================================================================================

                   The Company has obligations under termination indemnification plans in several foreign countries, but does not have any foreign defined benefit pension plans as defined in Financial Accounting Standard No. 87.

                           DEKALB GENETICS CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------

P.  INFORMATION ON RELATED COMPANIES

    The following is summarized financial information for DEKALB's less than 50 percent owned operations:

     Balance Sheets
     ---------------------------------------------------------------------

      at August 31 - in millions                     1998          1997
     ---------------------------------------------------------------------
     ASSETS
        Current assets                               $17.7         $17.7
        Non-current assets                             2.6           2.6
     ---------------------------------------------------------------------

              Total Assets                           $20.3         $20.3
     =====================================================================

     LIABILITIES
        Current liabilities                          $ 3.9        $  3.6
        Non-current liabilities                        2.9           3.1
     ---------------------------------------------------------------------

              Total Liabilities                      $ 6.8        $  6.7
     =====================================================================

     Summary of Earnings
     -----------------------------------------------------------------------------------

     for the years ended August 31 - in millions     1998          1997         1996
     -----------------------------------------------------------------------------------
        Revenues                                     $25.8        $ 23.3       $ 15.5
     ===================================================================================

        Gross Profit                                 $14.3        $ 12.9       $  7.1
     ===================================================================================

        Net Earnings                                 $ 9.3        $  8.1       $  3.4
     ===================================================================================
        DEKALB's Equity in Net Earnings              $ 4.7        $  4.0       $  1.7
     ===================================================================================

     DEKALB's investments in related companies are carried at cost plus equity in undistributed net earnings and losses since dates of acquisition. Carrying values approximate DEKALB's interest in the net assets of these related companies. Dividends received from related companies were $3.9 million in fiscal year 1998 and $1.8 million in fiscal year 1997. No dividends were received in fiscal year 1996.

                           DEKALB GENETICS CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------

Q.  INCENTIVE PLANS

    In August, 1988, the Company initially adopted a Long-Term Incentive Plan which provided for the awarding of stock appreciation rights (SARs), restricted stock and incentive and nonqualified options to purchase Class A or Class B Common Stock of the Company. The Company's Stock Option Committee may make awards of SARs, restricted stock or stock options to certain officers and key employees of the Company. All stock options may be granted at no less than fair market value of the Company's stock at the date of grant and are exercisable within periods specified by the Stock Option Committee.

    The following share information reflects the two-for-one and the three-for-one stock splits.

                                                                1998                 1997                 1996
                                                             ----------           ----------           ----------

                                                               Class A              Class A              Class A
                                                             ----------           ----------           ----------
    Shares under option at beginning of year                  1,623,114            1,517,136            1,422,924
    Activity:
       Granted                                                  372,550              267,000              343,800
       Exercised                                                (25,523)            (133,122)            (239,382)
       Canceled                                                  (2,134)             (27,900)             (10,206)
                                                             ----------           ----------           ----------

    Shares under option at end of year                        1,968,007            1,623,114            1,517,136
                                                             ==========           ==========           ==========

    Shares available for future grants as of
    August 31                                                 1,530,792            1,622,914            2,140,308
    Shares vested and exercisable as of August 31             1,315,361            1,043,514              917,934

    Price range of options exercised                        $4.46 - $30.38      $ 0.33 - $ 8.04       $ 4.40 - $6.25
    Price range of shares under option at end
    of year                                                 $0.33 - $30.38      $ 0.33 - $30.38       $ 0.33 - $8.04

    In fiscal 1991, the shareholders also approved a Director Stock Option Plan which gives outside directors an election to receive options to purchase Class A Common Stock (which options have a discounted exercise price) in lieu of annual retainer and meeting fees. The 25% discount in the exercise price, multiplied by the number of shares subject to the option, equals the annual retainer and meeting fees the directors would have received. Total expense for the Director Stock Option Plan was $0.1 million in each of the fiscal years 1998, 1997 and 1996.

                                                       1998                 1997                 1996
                                                ------------------   ------------------   ------------------

                                                     Class A              Class A              Class A
                                                ------------------   ------------------   ------------------
    Shares under option at beginning of year          390,138              390,166              323,472
    Activity:
       Granted                                         23,379               20,972               69,678
       Exercised                                      (34,495)             (21,000)              (2,984)
       Canceled                                          (273)                   -                    -
                                                ------------------   ------------------   ------------------

    Shares under option at end of year                378,749              390,138              390,166
                                                ==================   ==================   ==================

    Shares available for future grants as of           86,688              109,774              130,746
    August 31
    Shares vested as of August 31                     378,749              390,138              390,166
    Shares exercisable as of August 31                355,370              369,166              320,488

    Price range of options exercised              $ 3.35 - $ 6.03      $ 3.35 - $ 3.38          $ 4.19
    Price range of shares under option at end     $ 3.35 - $22.03      $ 3.35 - $22.03      $ 3.35 - $ 6.03
    of year

                           DEKALB GENETICS CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------

Q.  INCENTIVE PLANS (CONTINUED)

     The Company applies APB 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for stock options granted under the August 1998 Long Term Incentive Plan. If compensation costs for stock options had been determined based on the fair value at the grant dates for awards under these plans consistent with the method of SFAS 123, the Company's net earnings and net earnings per share would have been reduced to the pro forma amounts indicated as follows:

                                                  1998             1997
                                               ----------       ---------

     Net Earnings:  ($ in millions)
        As Reported                            $   10.3          $   28.8
        Pro Forma                              $    7.8          $   27.6
     Basic Earnings Per Share:
        As Reported                            $    0.30         $    0.84
        Pro Forma                              $    0.23         $    0.81
     Diluted earnings per share
        As reported                            $    0.28         $    0.81
        Pro forma                              $    0.21         $    0.77

    In accordance with SFAS 123, the fair value approach to valuing stock options used for pro forma presentation has not been applied to stock options granted prior to September 1, 1995. The compensation cost calculated under the fair value approach is recognized over the vesting period of the stock options.

    The weighted average fair value of options granted was $18.59 per share and $17.20 per share during 1998 and 1997, respectively. The fair value is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1998 and 1997, respectively: dividend yield of 0.2% and 0.4%; expected volatility of 45.4% and 32.8%; risk-free interest rates of 5.3% and 6.5%; and an expected life of seven years.

R.  INDUSTRY SEGMENT

     The following industry segment information summarized DEKALB's operations as of and for the years ended August 31, 1998, 1997, and 1996.

     Operating earnings are total sales and revenues less operating expenses of the segments, excluding interest, and general corporate allocations.

     No customer accounted for 10 percent or more of total operating revenues.

                           DEKALB GENETICS CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------

R.       INDUSTRY SEGMENT (CONTINUED)
---------------------------------------------------------------------------------------------------------------------

           August 31 - in millions                                        1998              1997             1996
           ----------------------------------------------------------------------------------------------------------

           Revenues
           -----------------------------------------------------------

              Seed <F1>                                                   $  453.1          $  394.8         $  340.4
              Swine                                                           49.1              56.6             47.1
                                                                          --------          --------         --------

                                                                          $  502.2          $  451.4         $  387.5
                                                                          ========          ========         ========

           Earnings (Loss) Before Income Taxes
           -----------------------------------------------------------

              Seed:
                 Operating earnings                                       $   35.0          $   54.3         $   39.2
                 Equity in net earnings of related companies                   4.7               4.0              1.7
                                                                          --------          --------         --------

                                                                          $   39.7          $   58.3         $   40.9

              Swine                                                           (5.0)              1.5              0.2
                                                                          --------          --------         --------

                 Total Operations                                         $   34.7          $   59.8         $   41.1

              General corporate expenses                                     (10.0)             (8.5)            (6.9)
              Net interest expense                                            (9.5)             (4.9)            (6.1)
                                                                          --------          --------         --------

                                                                          $   15.2          $   46.4         $   28.1
                                                                          ========          ========         ========

           Identifiable Assets
           -----------------------------------------------------------

              Seed                                                        $  561.2          $  413.1         $  329.8
              Swine                                                           29.4              36.1             32.7
              Discontinued Operations                                          0.2               0.4              0.8
                                                                          --------          --------         --------

                                                                          $  590.8          $  449.6         $  363.3
                                                                          ========          ========         ========

           Depreciation and Amortization Expense
           -----------------------------------------------------------

              Seed                                                        $   13.3          $   11.6         $    9.1
              Swine                                                            2.2               2.2              2.2
                                                                          --------          --------         --------

                                                                          $   15.5          $   13.8         $   11.3
                                                                          ========          ========         ========

           Property Additions
           -----------------------------------------------------------

              Seed                                                        $   88.3          $   57.6         $   28.5
              Swine                                                            2.0               1.8              2.2
                                                                          --------          --------         --------

                                                                          $   90.3          $   59.4         $   30.7
                                                                          ========          ========         ========

           <F1> Consolidated revenues do not include approximately $135 million in fiscal year 1998, $155 million in fiscal year 1997 and $145 million in fiscal year 1996 of DEKALB seed sold under royalty agreements with non-consolidated affiliates and licensees or recognized by equity companies. (Footnote P).

                           DEKALB GENETICS CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------

S.  DISCONTINUED OPERATIONS

    On April 28, 1995, the Company sold its poultry operations to Central Farm of America, Inc., an affiliate of Toshoku, Ltd., for $12.5 million cash. Accordingly, the poultry business is reported as a discontinued operation and the consolidated financial statements have been reclassified to report separately the net assets and operating results of the business. The Company's operating results for prior years have been restated to reflect continuing operations.

    Net earnings from discontinued operations in fiscal 1995 included an operating loss of $0.5 million, net of $0.5 million tax benefit and a net gain on the sale of $1.7 million, net of $0.5 million tax expense. Revenues for discontinued operations were $12.1 million for the eight months of fiscal 1995. Net assets of the discontinued operations at August 31, 1998 amounted to $0.2 million.


T.  MONSANTO TRANSACTION

    On January 31, 1996, the Company entered into a series of agreements with Monsanto Company (Monsanto), including an agreement which provides for a long-term research and development collaboration with Monsanto in the field of agricultural biotechnology, particularly corn seed. DEKALB and Monsanto also entered into cross-licensing agreements covering insect-resistant and herbicide-tolerant corn products. The two companies share the royalties received from third parties relating to the patents covered by such cross-licensing agreements.

    During the third quarter of fiscal 1996, DEKALB completed a sale of equity to Monsanto as part of an Investment Agreement. The two-for-one stock split to shareholders of record on July 25, 1997, and the three-for-one stock split to shareholders of record on May 10, 1996 are reflected in the following share and price information. During fiscal 1996, Monsanto purchased from DEKALB 0.5 million newly issued shares of DEKALB Class A (voting) Common Stock at a price per share of $ 10.83 and 2.8 million newly issued shares of Class B (non-voting) Common Stock at a price per share of $10.83. As a result of the new stock issued to Monsanto, the total number of outstanding shares of Common Stock of the Company rose to over 34.0 million from about 31.2 million.

    During fiscal 1996, Monsanto also acquired 10.4 million shares of DEKALB's publicly traded Class B Common Stock in a separate cash tender offer at a price of $11.83 per share. Upon completion of the tender offer, Monsanto held 10 percent of the Class A voting shares and approximately 43 percent of the Class B non-voting shares. As of August 31, 1997, Monsanto held 0.5 million shares of Class A and 13.2 million shares of Class B Common Stock. This represents approximately 10 percent of Class A and 44 percent of Class B non-voting shares. In accordance with the Investment Agreement, Monsanto acquired an additional 0.2 million shares of DEKALB's publicly traded Class B Common Stock at $40.38 per share during fiscal 1998. As of August 31, 1998, Monsanto held 0.5 million shares of Class A and 13.3 million shares of Class B Common Stock representing approximately eleven percent of Class A voting shares and 44 percent of Class B non-voting shares.

    Additionally, DEKALB received $4.0 million from Monsanto in March, 1996, $3.0 million in February, 1997, $3.0 million in January, 1998, and $3.0 million in March, 1998. These payments represent the first four installments under the companies' collaboration agreement, which calls for total payments of $18.2 million over the term of the agreement.

    On May 11, 1998, DEKALB announced that it had entered into an Agreement with Monsanto Company providing for Monsanto to acquire all of the shares of DEKALB capital stock that it did not already own. Pursuant to the agreement, on May 15, 1998, Monsanto commenced a cash tender offer for all of the common

                           DEKALB GENETICS CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------

    stock of DEKALB at $100 net per share. The second step of the transaction will be a merger in which any remaining stock of DEKALB will be exchanged for cash at the same price per share paid in the tender offer. If the tender offer is not completed by May 9, 1999, the offer price will increase by 50 cents per share on the tenth day of each month, starting on May 10.

    The tender offer is conditioned on the expiration of the Hart-Scott-Rodino Act waiting period and other customary conditions. On June 3, 1998, DEKALB and Monsanto announced that they received requests for additional information and other documentary materials from the U.S. Department of Justice under the Hart-Scott-Rodino Act. Monsanto is required to extend the tender offer pending satisfaction of the Hart-Scott-Rodino Act waiting period and the other conditions to the offer, but in no event beyond November 9, 1999, unless the offer is earlier terminated in accordance with the terms of the merger agreement.

    As of November 30, 1998, Monsanto and the Antitrust Division of fhe U.S. Department of Justice have concluded extensive discussions regarding


    Monsanto's proposed acquisition of DEKALB Genetics Corporation. Monsanto officials believe they have resolved all issues raised by the Division, and, as a result, intend to close the tender offer for the outstanding shares of DEKALB Class A and Class B Common Stock, in accordance with the terms previously announced.

    Monsanto's tender offer for all the outstanding shares of Class A and Class B Common Stock of DEKALB at a purchase price of $100 in cash per share expires at 5 p.m. ET, on Monday, November 30, 1998, unless extended.